Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical, Inc. on Form S-3 (Nos. 333-282538, 333-273983, 333-266135, and 333-228437) and Form S-8 (Nos. 333-282539, 333-273985, 333-266892, 333-238889, 333-227365, 333-204653, 333-196752, 333-189586, 333-182043, 333-176524, 333-169003, 333-160135, 333-153046, 333-146817) of our report dated March 20, 2025, on our audits of the consolidated financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 20, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
West Palm Beach, Florida
March 20, 2025